Exhibit 99
                                                                      ----------

                               [Logo of ORBCOMM]

       ORBCOMM INCREASES SERVICE REVENUES, NARROWS NET LOSS, AND LAUNCHES
                    SIX NEW SATELLITES IN THE SECOND QUARTER

     - Net Additions of More Than 40,000 Billable Subscriber Communicators -
       - Total Revenues Increase 16.6%, Service Revenues Increase 36.5% -

Fort Lee, NJ, August 11, 2008 - ORBCOMM Inc. (Nasdaq: ORBC), a global satellite data communications company focused on two-way Machine-to-Machine (M2M) communications, today announced financial results for the second quarter ended June 30, 2008.

The following financial highlights are in thousands of dollars, except per share data and average shares outstanding.

                                                        Three months ended June 30,  Three months ended June 30,
                                                             2008          2007          2008          2007
     Total Revenues                                         $7,724        $6,627       $13,603       $12,588
       Service Revenues                                     $5,757        $4,217       $10,612        $8,167
       Product Sales                                        $1,967        $2,410        $2,991        $4,421
     Net Loss                                                $(979)      $(1,297)      $(1,513)      $(4,236)
     Net Loss per Common Share                              $(0.02)       $(0.03)       $(0.04)       $(0.11)
     Average Shares Outstanding (basic and diluted)     41,961,000    38,669,000    41,882,000    37,857,000
     EBITDA (1) (3)                                          $(624)      $(1,987)      $(1,226)      $(5,611)
     Adjusted EBITDA (2) (3)                                  $560         $(904)         $768       $(2,600)


(1) EBITDA is defined as earnings before interest income (expense), provision for income taxes and depreciation and amortization.
(2) Adjusted EBITDA is defined as EBITDA, adjusted for stock-based compensation expense, pre-control earnings of consolidated subsidiary, and minority interest.
(3) A table presenting EBITDA and Adjusted EBITDA, reconciled to GAAP Net Loss, is among other financial tables at the end of this release.

Total Revenues for the quarter ended June 30, 2008 were $7.7 million, an increase of 16.6% from the second quarter of 2007. Service Revenues increased 36.5% to $5.8 million for the second quarter from the comparable period of 2007 due primarily to an increase in the billable subscriber communicator base and incremental service revenue margins earned by ORBCOMM Japan of $0.3 million. Product Sales decreased in the second quarter by $0.4 million, or 18.4%, from the second quarter of 2007 due to a decline in purchases by a large VAR, offset partially by product sales made by ORBCOMM Japan.

The Company reported a net loss of $1.0 million in the second quarter of 2008, an improvement of 24.5% over a net loss of $1.3 million in the second quarter of 2007. For the first six months of 2008, net loss improved 64.3% to $1.5 million from a net loss of $4.2 million in the comparable period in 2007. Costs and Expenses decreased 4.2%, or $0.4 million, to $8.9 million in the second quarter of 2008 compared to the same period in the prior year. ORBCOMM Japan contributed $1.1 million in additional costs during the quarter, mostly in Cost of Product Sales, which were more than offset by lower Cost of Product Sales at our subsidiary, Stellar. Operating expenses, excluding ORBCOMM Japan, were up a net $0.1 million mostly associated with professional fees for compliance and regulatory expansion.

At June 30, 2008, ORBCOMM reported approximately 420,000 billable subscriber communicators, representing net additions of more than 40,000 in the second quarter, or an increase of 10.5%, over the company's base of billable subscriber communicators at March 31, 2008. In the second quarter of 2008, more than 55% of the net additions were attributable to installations by original equipment manufacturers (OEMs).

"In this quarter, we accomplished a number of milestones that will allow us to pursue new business opportunities. The adoption of ORBCOMM as a communications standard at several large OEM customers continues to drive growth for our core satellite business and helps to narrow our net loss in the second quarter," said Marc Eisenberg, ORBCOMM's Chief Executive Officer. "With the successful launch of our six new satellites, we expect to introduce several performance improvements for our existing customer base while adding an entirely new range of capabilities around space-based AIS and maritime navigation, a new segment of our business that we are excited to get underway."

"We improved toward profitability this quarter by growing Service Revenues 36.5% over the prior year quarter while reducing total Costs and Expenses," said Robert Costantini, ORBCOMM's Chief Financial Officer. "We have also increased our ownership interest in ORBCOMM Japan Ltd. to 51% of the business, which has been accretive to our financial results. In total, we believe the operating leverage of our business model will continue to drive toward profitability as we grow Service Revenues."

Business Highlights
-------------------

Selected recent business highlights include:

o Successful launch of six new satellites on June 19, 2008. The six satellites are expected to provide additional capacity and improved message delivery. In addition, these satellites are equipped with Automatic Identification System (AIS) payloads used for ship tracking and other navigational activities.

o The AIS capability on the recently launched satellites has been demonstrated during initial tests. In the first 60 hours of operation alone, more than 700,000 transmissions were detected by the Coast Guard Demonstration satellite. ORBCOMM expects to include Revenues of over $0.6 million in the second half of 2008 for the AIS related Coast Guard contract.

o Argon ST (Nasdaq: STST), an ORBCOMM value added reseller, announced it has signed an exclusive supply agreement with ULD Logistics, LLC to provide telematics products and services to the commercial air freight shipping container market. Terms of the agreement include minimum quarterly radio [subscriber communicator] quantity purchases and a multi-year service commitment over six years.

o ORBCOMM and Sierra Nevada Corporation (SNC) announced a next generation satellite procurement contract to build 18 new ORBCOMM Generation 2
        (OG2) satellites. All OG2 satellites will be equipped with AIS capability.

Financial Results and Highlights
--------------------------------

Revenue

Total Revenues for the second quarter of 2008 were $7.7 million, an increase of $1.1 million, or 16.6%, from the prior-year period. Service Revenues for the second quarter were $5.8 million, an increase of $1.5 million, or 36.5%, over the prior-year's second quarter due primarily to an increase in the billable subscriber communicator base and incremental service revenue margins earned by ORBCOMM Japan of $0.3 million. Product Sales for the second quarter were $2.0 million, an 18.4% decrease from the comparable period in 2007 due to lower communicator unit sales to General Electric, offset partially by ORBCOMM Japan product sales.

Billable Subscriber Communicators

Billable subscriber communicators are defined as subscriber communicators that are shipped and activated for usage and billing at the request of the customer, without forecasting a timeframe for when individual units will be generating usage and billing. It includes terrestrial as well as satellite units.

As of June 30, 2008, there were approximately 420,000 billable subscriber communicators, compared to approximately 380,000 billable subscriber communicators as of March 31, 2008, an increase of 10.5%. Billable subscriber communicator net additions of more than 40,000 units for the second quarter of 2008 represented an increase of 42.9% over the net additions of billable subscriber communicators in the second quarter of 2007.

Costs and Expenses

Costs and Expenses decreased 4.2%, or $0.4 million, to $8.9 million in the second quarter of 2008 compared to the same period in the prior year. ORBCOMM Japan contributed $1.1 million in additional costs during the quarter, mostly in Cost of Product Sales, which were more than offset by lower Cost of Product Sales at our subsidiary, Stellar. Operating expenses, excluding ORBCOMM Japan, were up a net $0.1 million mostly associated with professional fees for compliance and regulatory expansion.

Net Loss

Net loss narrowed to $1.0 million for the second quarter of 2008 compared to a net loss of $1.3 million in the prior period. For the first six months of 2008, net loss improved 64.3% to $1.5 million from a net loss of $4.2 million in the comparable period in 2007.

ORBCOMM's net loss per common share was $0.02 for the three months ended June 30, 2008 compared to net loss per common share of $0.03 for the prior year quarter.

EBITDA and Adjusted EBITDA

EBITDA for the second quarter of 2008 was negative $0.6 million, compared to an EBITDA of negative $2.0 million in the second quarter of 2007.

Adjusted EBITDA for the second quarter of 2008 was $0.6 million, compared to an Adjusted EBITDA of negative $0.9 million in the second quarter of 2007. EBITDA and Adjusted EBITDA and non-GAAP financial measures used by the company. Please see the financial tables at the end of the release.

Balance Sheet

Cash and Cash Equivalents as of June 30, 2008 decreased $16.6 million to $99.0 million from $115.6 million at December 31, 2007. The decline can be attributed to roughly $7.5 million related to the quick launch satellites and a payment on the next generation contract. In addition, $5.0 million of the decrease went into escrow as restricted cash collateralizing a performance bond required by the FCC when they expanded the Company's license. For the first six months of 2008, net cash generated by operating activities was $3.0 million.

2008 Guidance
-------------

ORBCOMM maintains its Service Revenue outlook of between $22 million and $25 million for the full year 2008. Strength among Heavy Equipment OEM additions are being offset by weakness in Transportation sector additions, including a large VAR that was previously expected to add between 20,000 and 30,000 units for the year. Due to this weakness, ORBCOMM anticipates subscriber communicator net additions in the second half of 2008 to fall below expectations, resulting in full-year subscriber communicator net additions below previous guidance.

ORBCOMM continues to expect positive full-year Adjusted EBITDA for 2008.

Investment Community Conference Call
------------------------------------

ORBCOMM will host a conference call and webcast for the investment community this morning at 10:30 AM ET. Senior management will review the results, discuss ORBCOMM's business and address questions.

Domestic participants should dial 800-254-5933 at least ten minutes prior to the start of the call. International callers should dial 973-409-9255. The conference call identification number is 58707550. To hear a live web simulcast or to listen to the archived webcast following completion of the call, please visit the Company's web site at www.orbcomm.com, click on investor relations tab, then select "Presentations and Webcasts," to access the link to the call. To listen to a telephone replay of the conference call, please dial 800-642-1687 domestically or 706-645-9291 internationally and enter reservation identification number 58707550. The replay will be available from approximately 12:00 PM ET on Monday, August 11, 2008, through 11:59 PM ET on Monday, August 18, 2008.

Alternatively, to access the live webcast, please visit the Company's website at www.orbcomm.com, click on "Investor Relations" and select "Presentations and Webcasts." An archive of the webcast will be available following the call for one week.

About ORBCOMM Inc.

ORBCOMM is a leading global satellite data communications company, focused on Machine-to-Machine (M2M) communications. Its customers include Caterpillar Inc., General Electric, Hitatchi Construction Machinery, Komatsu Ltd., and Volvo Group among other industry leaders. By means of a global network of low-earth orbit
(LEO) satellites and accompanying ground infrastructure, ORBCOMM's low-cost and reliable two-way data communications products and services track, monitor and control mobile and fixed assets in four core markets: commercial transportation; heavy equipment; industrial fixed assets; and marine/homeland security. The Company's products are installed on trucks, containers, marine vessels, locomotives, backhoes, pipelines, oil wells, utility meters, storage tanks and other assets. ORBCOMM is headquartered in Fort Lee, New Jersey and has a network control center in Dulles, Virginia. For more information, visit www.orbcomm.com.

Forward-Looking Statements

Certain statements discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to our plans, objectives and expectations for future operations and are based upon management's current estimates and projections of future results or trends. Although we believe that our plans and objectives reflected in or suggested by these forward-looking statements are reasonable, we may not achieve these plans or objectives. Our actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to: the substantial losses we have incurred and expect to continue to incur; demand for and market acceptance of our products and services and the applications developed by our resellers; loss or decline in business from the Asset Intelligence division of General Electric Company ("GE"), value-added resellers, or VARs, and international value-added resellers, or IVARs; loss or decline or slowdown in growth in business of any of the specific industry sectors the Company serves, such as transportation; litigation proceedings; technological changes; pricing pressures and other competitive factors; the inability of our international resellers to develop markets outside the United States; satellite launch failures, satellite launch and construction delays and cost overruns and in-orbit satellite failures or reduced performance; the failure of our system or reductions in levels of service due to technological malfunctions or deficiencies or other events; our inability to renew or expand our satellite constellation; financial market conditions and the results of financing efforts; political, legal regulatory, governmental, administrative and economic conditions and developments in the United States and other countries and territories in which we operate; changes in our business strategy; and the other risks described in our filings with the Securities and Exchange Commission. Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts
Investor Inquiries:                                Media Inquiries:
Lucas Binder                                       Jennifer Lattif
VP, Business Development and Investor Relations    Senior Account Executive
ORBCOMM Inc.                                       The Abernathy MacGregor Group
703-433-6505                                       212-371-5999
Binder.lucas@orbcomm.com                           jcl@abmac.com

                                                       ORBCOMM Inc.
                                          Condensed Consolidated Balance Sheets
                                            (in thousands, except share data)
                                                       (Unaudited)

                                                                              June 30,                 December 31,
                                                                                2008                        2007
                                                                       ------------------------    ------------------------
                                                          ASSETS

Current assets:
   Cash and cash equivalents                                            $         98,962            $        115,587
   Accounts receivable, net of allowances for doubtful accounts
     of $231 and $388                                                              4,839                       5,284
   Inventories                                                                     3,431                       2,722
   Advances to contract manufacturer                                                 158                         158
   Prepaid expenses and other current assets                                         912                       1,078
                                                                       ------------------------    ------------------------
        Total current assets                                                     108,302                     124,829
Long-term receivable                                                                 230                         542
Satellite network and other equipment, net                                        68,873                      49,704
Intangible assets, net                                                             4,829                       5,572
Restricted cash                                                                    5,680                         -
Other assets                                                                         981                         992
Deferred tax assets                                                                  184                         184
                                                                       ------------------------    ------------------------

        Total assets                                                    $        189,079            $        181,823
                                                                       ========================    ========================

                                           LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                                                     $          5,163            $          4,373
   Accrued liabilities                                                             8,886                      12,305
   Current portion of deferred revenue                                             3,101                       1,435
                                                                       ------------------------    ------------------------
        Total current liabilities                                                 17,150                      18,113
Note payable - related party                                                       1,366                       1,170
Deferred revenue, net of current portion                                           8,138                       1,507
Other liability                                                                      184                         184
                                                                       ------------------------    ------------------------
        Total liabilities                                                         26,838                      20,974
                                                                       ------------------------    ------------------------

Minority interest                                                                    958                         -

Commitments and contingencies

Stockholders' equity:
   Common stock, par value $0.001; 250,000,000 shares authorized;
       42,056,245 and 41,658,066 shares issued and outstanding                        42                          42
   Additional paid-in capital                                                    226,997                     224,899
   Accumulated other comprehensive loss                                             (807)                       (656)
   Accumulated deficit                                                           (64,949)                    (63,436)
                                                                       ------------------------    ------------------------
        Total stockholders' equity                                               161,283                     160,849
                                                                       ------------------------    ------------------------

        Total liabilities and stockholders' equity                      $        189,079            $        181,823
                                                                       ========================    ========================

                                                      ORBCOMM Inc.
                                     Condensed Consolidated Statements of Operations
                                     (in thousands, except share and per share data)
                                                      (Unaudited)

                                                                    Three months ended                  Six months ended
                                                                         June 30,                            June 30,
                                                             --------------------------------    --------------------------------
                                                                   2008              2007              2008              2007
                                                             --------------    --------------    --------------    --------------
Revenues:
     Service revenues                                        $      5,757      $      4,217      $     10,612      $      8,167
     Product sales                                                  1,967             2,410             2,991             4,421
                                                             --------------    --------------    --------------    --------------
        Total revenues                                              7,724             6,627            13,603            12,588
                                                             --------------    --------------    --------------    --------------
Costs and expenses (1):
     Costs of services                                              2,128             1,966             4,162             4,319
     Costs of product sales                                         1,713             2,532             2,994             4,638
     Selling, general and administrative                            5,174             4,485             9,619             9,796
     Product development                                              206               257               462               617
     Gain on customer claims settlement                              (367)              -              (1,243)              -
                                                             --------------    --------------    --------------    --------------
        Total costs and expenses                                    8,854             9,240            15,994            19,370
                                                             --------------    --------------    --------------    --------------

Loss from operations                                               (1,130)           (2,613)           (2,391)           (6,782)

Other income (expense):
     Interest income                                                  356             1,339             1,122             2,618
     Other income                                                      12                30                23                33
     Interest expense                                                 (48)              (53)              (98)             (105)
                                                             --------------    --------------    --------------    --------------
        Total other income                                            320             1,316             1,047             2,546
                                                             --------------    --------------    --------------    --------------

Loss before pre-control earnings of consolidated
  subsidiary and minority interest                                   (810)           (1,297)           (1,344)           (4,236)

Pre-control earnings of consolidated subsidiary                      (128)              -                (128)              -
Minority interest                                                     (41)              -                 (41)              -
                                                             --------------    --------------    --------------    --------------

Net loss                                                     $       (979)     $     (1,297)     $     (1,513)     $     (4,236)
                                                             ==============    ==============    ==============    ==============
Net loss per common share:
     Basic and diluted                                       $      (0.02)     $      (0.03)     $      (0.04)     $      (0.11)
                                                             ==============    ==============    ==============    ==============
Weighted average common shares outstanding:
     Basic and diluted                                             41,961            38,669            41,882            37,857
                                                             ==============    ==============    ==============    ==============

(1) Stock-based compensation included in costs and expenses:

          Costs of services                                  $          1      $         90      $         49      $        310
          Costs of product sales                                       21                58                41                87
          Selling, general and administrative                         978               905             1,705             2,542
          Product development                                          15                30                30                72
                                                             --------------    --------------    --------------    --------------
                                                             $      1,015      $      1,083      $      1,825      $      3,011
                                                             ==============    ==============    ==============    ==============

                                                       ORBCOMM Inc.
                                      Condensed Consolidated Statements of Cash Flows
                                                      (in thousands)
                                                        (Unaudited)

                                                                                            Six months ended
                                                                                                June 30,
                                                                             -----------------------------------------------
                                                                                     2008                      2007
                                                                             ----------------------    ---------------------
Cash flows from operating activities:
     Net loss                                                                 $           (1,513)       $          (4,236)
     Adjustments to reconcile net loss to net cash provided by
       operating activities:
       Change in allowance for doubtful accounts                                            (157)                     121
       Depreciation and amortization                                                       1,311                    1,138
       Accretion on note payable - related party                                              66                       66
       Stock-based compensation                                                            1,825                    3,011
       Pre-control earnings of consolidated subsidiary and minority interest                 169                      -
       Non cash portion of gain on customer claims settlement                               (882)                     -
       Expiration of gateway purchase option                                                (325)                     -
     Changes in operating assets and liabilities:
       Accounts receivable                                                                 1,507                     (423)
       Inventories                                                                          (388)                     443
       Advances to contract manufacturer                                                     366                       24
       Prepaid expenses and other current assets                                             450                      188
       Accounts payable and accrued liabilities                                             (495)                    (148)
       Deferred revenue                                                                    1,052                      171
                                                                             ----------------------    ---------------------
       Net cash provided by operating activities                                           2,986                      355
                                                                             ----------------------    ---------------------
Cash flows from investing activities:
     Capital expenditures                                                                (14,430)                  (9,596)
     Purchases of marketable securities                                                      -                    (29,700)
     Sales of marketable securities                                                          -                     21,500
     Change in restricted cash                                                            (5,680)                     -
     Cash from the step acquisition of subsidiary                                            366                      -
                                                                             ----------------------    ---------------------
       Net cash used in investing activities                                             (19,744)                 (17,796)
                                                                             ----------------------    ---------------------
Cash flows from financing activities:
     Proceeds from issuance of common stock in connection with secondary public offering, net of underwriters' discounts and commissions and
       offering costs of $2,405                                                              -                     31,922
     Proceeds from exercise of warrants and options                                          252                      392
     Payment of offering costs in connection with initial public offering                    -                       (609)
     Payment of offering costs in connection with secondary public offering                  (40)                     -
                                                                             ----------------------    ---------------------
       Net cash provided by financing activities                                             212                   31,705
                                                                             ----------------------    ---------------------
Effect of exchange rate changes on cash and cash equivalents                                 (79)                     (42)
                                                                             ----------------------    ---------------------
Net increase (decrease) in cash and cash equivalents                                     (16,625)                  14,222

Cash and cash equivalents:
     Beginning of period                                                                 115,587                   62,139
                                                                             ----------------------    ---------------------
     End of period                                                            $           98,962          $        76,361
                                                                             ======================    =====================
Supplemental cash flow disclosures:
     Non cash investing activities:
     Capital expenditures incurred not yet paid                               $            6,906        $           4,865
                                                                             ======================    =====================
     Stock-based compensation included in capital expenditures                $               21        $               -
                                                                             ======================    =====================
     Net assets from step acquisition of subsidiary                           $            1,363        $               -
                                                                             ======================    =====================
     Asset basis adjustment due to expiration of gateway purchase option      $              161        $               -
                                                                             ======================    =====================
     Non cash financing activities -
     Secondary public offering expenses incurred not yet paid                 $                -        $             878
                                                                             ======================    =====================


The following table reconciles our Net Income (Loss) to EBITDA and Adjusted EBITDA for the periods shown:

                                                       Three months ended                Three months ended
                                                            June 30,                          June 30,
                    (in thousands)                    2008            2007              2008            2007
                    --------------                    ----            ----              ----            ----
       Net Loss                                      $(979)         $(1,297)         $(1,513)         $(4,236)
       Net interest (income) expense                  (308)          (1,286)          (1,024)          (2,513)
       Provision for income taxes                        -                -                -                -
       Depreciation and amortization                   663              596            1,311            1,138
                                                ----------       ----------       ----------       ----------
       EBITDA                                         (624)          (1,987)          (1,226)          (5,611)
                                                ----------       ----------       ----------       ----------
       Stock-based compensation                      1,015            1,083            1,825            3,011

       Pre-control earnings of consolidated
       subsidiary and Minority Interest                169                -              169                -
                                                ----------       ----------       ----------       ----------
       Adjusted EBITDA                                $560            $(904)            $768          $(2,600)
                                                ----------       ----------       ----------       ----------

EBITDA is defined as earnings before interest income (expense), provision for income taxes and depreciation and amortization. ORBCOMM believes EBITDA is useful to its management and investors in evaluating operating performance because it is one of the primary measures used to evaluate the economic productivity of the Company's operations, including its ability to obtain and maintain its customers, its ability to operate its business effectively, the efficiency of its employees and the profitability associated with their performance. It also helps ORBCOMM's management and investors to meaningfully evaluate and compare the results of the Company's operations from period to period on a consistent basis by removing the impact of its financing transactions and the depreciation and amortization impact of capital investments from its operating results. In addition, ORBCOMM management uses EBITDA in presentations to its board of directors to enable it to have the same measurement of operating performance used by management and for planning purposes, including the preparation of the annual operating budget. The Company also believes that EBITDA, adjusted for stock-based compensation expense, pre-control earnings from consolidated subsidiary, and minority interest (Adjusted EBITDA), is useful to investors to evaluate the Company's core operating results and financial performance and its capacity to fund capital expenditures, because the exclusion of stock-based compensation expense is useful given the significant variation in expense that can result from changes in the fair market value of the Company's common stock. EBITDA and Adjusted EBITDA are not performance measures calculated in accordance with accounting principles generally accepted in the United States, or GAAP. While ORBCOMM considers EBITDA and Adjusted EBITDA to be important measures of operating performance, they should be considered in addition to, and not as a substitute for, or superior to, net loss or other measures of financial performance prepared in accordance with GAAP and may be different than EBITDA and Adjusted EBITDA measures presented by other companies. A reconciliation table is presented among other financial tables at the end of this release.